Exhibit 4.5

[FORM OF FACE OF INITIAL NOTE AND SUBSEQUENT NOTE]

[Depository Legend, if applicable]

[Applicable Note Restrictive Legend]

No.	Principal Amount U.S.$ ,

as revised by the Schedule of Increases and Decreases in Global Note attached hereto

CUSIP NO.
ISIN:

3 3/4 % CONVERTIBLE NOTES DUE 2022

Bunge Limited Finance Corp., a Delaware corporation, promises to pay to                      , or registered assigns, the principal sum of                      U.S. Dollars, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on November 15, 2022.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the reverse side hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

BUNGE LIMITED FINANCE CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Date:	, 2002

[FORM OF REVERSE SIDE OF

INITIAL NOTE AND SUBSEQUENT NOTE]

3 3/4% Convertible Note Due 2022

1.  General

Bunge Limited Finance Corp., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), issued the Notes under an Indenture, dated as of November 27, 2002, among the Company, the Guarantor and the Trustee (as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”).  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Trust Indenture Act”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Notes are general unsecured and unsubordinated obligations of the Company, including (a) U.S.$250,000,000 in aggregate principal amount of Notes being offered on the Issue Date (subject to Section 2.9 of the Indenture) and (b) any Subsequent Notes.  The Notes rank equally with all other unsecured and unsubordinated indebtedness of the Company.  This Note is one of the [Initial] [Subsequent] Notes referred to in the Indenture.

The Company may from time to time, without the consent of existing Holders, create and issue Subsequent Notes having the same terms and conditions as the Initial Notes in all respects, except for the Issue Date, issue price and first payment of interest thereon.  Subsequent Notes issued in this manner will be consolidated with and will form a single class with the previously outstanding Notes.

The Initial Notes and any Subsequent Notes will be treated as a single class of securities under the Indenture.  The Indenture includes various covenants that limit the ability of the Company, among other things, to engage in any business or transaction, acquire assets or subsidiaries, incur Indebtedness or Liens or enter into any consolidations, mergers, amalgamations or sales of assets.  In addition, the Indenture imposes certain limitations on consolidations, mergers, amalgamations and sales of assets of the Guarantor.

To guarantee the due and punctual payment of the principal of and premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantor has unconditionally guaranteed such obligations pursuant to the terms of the Indenture.  The Guarantee is an unsecured and unsubordinated obligation of the Guarantor and ranks equally with all other unsecured and unsubordinated indebtedness and obligations of the Guarantor.

2.  Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semi-annually on May 15 and November 15 of each year commencing May 15, 2003.  Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from November 27, 2002.  The Company shall pay interest on overdue principal or premium, if any, plus interest on such interest to the extent lawful, at the rate borne by the Notes to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

3.  Method of Payment

By at least 10:00 a.m. (New York City time) on the date on which any principal of and premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest.  The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Except as described in the succeeding two sentences, the principal of and premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Company, each installment of interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least U.S.$1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.  Paying Agent, Conversion Agent and Registrar

Initially, The Bank of New York (the “Trustee”), will act as Trustee, Paying Agent, Conversion Agent and Registrar.  The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice to any Noteholder.  The Company or any other Subsidiary of the Guarantor may act as Paying Agent, Registrar or co-registrar.

5.  Optional Redemption by the Company

On or after November 22, 2005, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days’ prior notice mailed to the registered address of each Holder of Notes to be so redeemed, at the redemption prices set forth below, in each case, plus accrued and unpaid interest, if any, to the date of redemption.

If the Notes are redeemed during the period beginning on November 22, 2005 and ending on November 14, 2006, the redemption price will equal U.S.$1,015 for each U.S.$1,000 principal amount of Notes.  If the Notes are redeemed during the period beginning on November 15, 2006 and ending on November 14, 2007, the redemption price will equal U.S.$1,007.50 for each U.S.$1,000 principal amount of Notes.  If the Notes are redeemed at any time on or after November 15, 2007, the redemption price will equal U.S.$1,000 for each U.S.$1,000 principal amount of Notes.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Notes of U.S.$1,000 in original principal amount or less will be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to the Indenture.

6.  Purchase of Notes at Option of Holders

On each of November 15, 2007, November 15, 2012 and November 15, 2017, any Holder of Notes will have the right to cause the Company to purchase all or any part of the Notes of such Holder at a price equal to 100% of their principal amount to be purchased, plus accrued and unpaid interest, if any to the date of purchase.  The Company will have the option to pay the purchase price, in whole or in part, by the issuance or other delivery of Common Shares in lieu of cash.  The Company will in all cases pay any accrued and unpaid interest on the Notes in cash.  The Notes will be so purchased by the Company in accordance with, and subject to, the provisions of Article VI of the Indenture.

7.  Purchase of Notes at Option of Holders Upon Change of Control

Upon a Change of Control on or prior to November 15, 2007, any Holder of Notes will have the right to cause the Company to purchase all or any part of the Notes of such Holder at a price equal to 100% of their principal amount to be purchased, plus accrued and unpaid interest, if any to the date of purchase.  The Notes will be so purchased by the Company in accordance with, and subject to, the provisions of Article VI of the Indenture.

8.  Conversion

Holders may surrender any of their Notes for conversion into Common Shares, on the terms and subject to the conditions of the Indenture and this Note, in only the following circumstances:

(a)           A Holder may surrender for conversion a Note during any calendar quarter commencing after December 31, 2002, if the Sale Price of the Common Shares for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter (the “Measurement Date”) exceeds 120% of the applicable Conversion Price per Common Share on the Measurement Date.

(b)           A Holder may surrender for conversion a Note which has been called for redemption pursuant to Paragraph 5 hereof, even if the Note would not otherwise be eligible for conversion, at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date, unless the Company defaults in making the payment due on the Redemption Date, in which case the conversion right shall terminate at the close of business on the date such default is cured and such payment is made.

(c)           A Holder may surrender for conversion a Note during any period after December 15, 2002, in which the long-term credit rating assigned to the Notes by any of Standard & Poor’s Ratings Group, Moody’s Investor Services, Inc. or Fitch Ratings (or any successor to these entities) is “BB”, “Ba2” or “BB”, respectively, or lower, or if any of these rating agencies no longer rates the Notes, or if any of these rating agencies suspends or withdraws the rating assigned to the Notes.  Following the occurrence of any event that gives rise to or suspends a right of conversion pursuant to this clause (c), the Company shall give notice to the Holders of such event not later than 15 days after the date on which the Company is notified of any such event by the relevant rating agency.

(d)           If the Guarantor (1) distributes any rights or warrants to all or substantially all holders of Common Shares entitling them to purchase Common Shares at less than the average of the Sales Prices of a Common Share for the 10 consecutive trading days ending on the trading day immediately preceding the date of declaration for such distribution or (2) distributes to all holders of Common Shares any of its debt, securities or assets or any rights, warrants or options to purchase securities of the Guarantor, which distribution has a per share value exceeding 10% of the average of the Sales Prices for each of the 10 consecutive trading days ending on the trading day immediately preceding the declaration date for such distribution, unless the Holder may participate in this distribution without conversion, the Notes may be surrendered for conversion beginning on the date the Guarantor gives notice to the Holders of such right, which shall be not less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and the Notes may be surrendered for conversion at any time thereafter until the close of business on the Business Day immediately preceding the Ex-Dividend Time or until the Guarantor announces that such distribution will not take place.

(e)           In the event the Guarantor is a party to a consolidation, merger, amalgamation or sale or transfer of all or substantially all its properties and assets pursuant to which the Common Shares would be converted into cash, securities or other property, the Notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the date the Guarantor announces as the anticipated effective time for such transaction until 15 days after the date of the actual effective time of such transaction.

A Note in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

The initial Conversion Rate is 31.1137 Common Shares per $1,000 principal amount of Notes, subject to adjustment in certain events described in the Indenture.  A Holder that surrenders Notes for conversion will receive cash or a check, or, at the Guarantor’s option, a whole Common Share, in lieu of any fractional Common Shares.

To surrender a Note for conversion, a Holder must (1) complete and manually sign the irrevocable conversion notice substantially in the form attached as an exhibit to the Indenture (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents and (4) pay any transfer or similar tax, if required.

A Holder may convert a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000.  No payment or adjustment will be made for dividends on the Common Shares except as provided in the Indenture.  On conversion of a Note, the Holder will not receive any cash payment representing accrued interest with respect to the converted Notes.  Instead, upon conversion the Guarantor will issue and deliver to the Holder a fixed number of Common Shares and any cash payment to account for fractional shares.  Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited.  Neither the Company nor the Guarantor will adjust the Conversion Rate to account for accrued interest.

The Conversion Rate will be adjusted as provided in Article XII of the Indenture.  The Company or the Guarantor may increase the Conversion Rate for any period of at least 20 days, upon at least 15 days’ notice so long as the increase is irrevocable during such period.

If the Guarantor is a party to a consolidation, merger, amalgamation or sale or transfer of all or substantially all its properties and assets, or upon certain distributions described in the Indenture, then at the effective time of the transaction the right to convert a Note into Common Shares may be changed into a right to convert it into securities, cash or other assets of the Guarantor or another person.

9.  Conversion Arrangement on Call for Redemption

Any Notes called for redemption, unless surrendered for conversion before the close of business on the second Business Day immediately preceding the Redemption Date, may be deemed to be purchased from the Holders of such Notes at an amount not less than the Redemption Price, by one or more investment banks or other purchasers who may agree with the Company and the Guarantor to purchase such Notes from the Holders, to convert them into Common Shares and to make payment for such Notes to the Trustee in trust for such Holders.

10. Additional Amounts

The Guarantor will, subject to certain limitations set forth in the Indenture, pay to the Holder of any Note additional amounts as necessary so that every net payment made by the Guarantor of principal of and premium, if any, and interest on such Note, after deducting or withholding for or on account of any present or future tax, duty, fee, assessment or other governmental charge imposed on that holder by Bermuda or any other foreign jurisdiction, will not be less than the amount provided in the Note to be then due and payable.  The Guarantor will not be required, however, to make any payment of additional amounts in connection with any such tax imposed by reason of any Holder having some connection with any such jurisdiction other than its participation as the Holder of a Note under the Indenture.

11. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of U.S.$1,000 and whole multiples of U.S.$1,000.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

12. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

13. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

14. Amendment, Waiver

The Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes; provided, however, that the consent of each Noteholder affected is required to (i) reduce the amount of Notes whose Holders must consent to an amendment of the Indenture, the Notes or specified provisions of the Master Trust Transaction Documents, (ii) reduce the stated rate or extend the stated time for payment of interest on a Note, (iii) reduce the principal of or extend the Stated Maturity of a Note, (iv) reduce the Redemption Price or Purchase Price of a Note, (v) following a Change of Control, make any change in the time during which a Change of Control Offer must be made or the time at which the Change of Control Payment must be made, (vi) make any Note payable in money other than that stated herein, (vii) impair the right of a Holder to receive payment under the Note or institute suit for the enforcement of such payment, (viii) adversely affect the terms of the conversion right in any Note, (ix) make any change to the amendment provisions which require each Holder’s consent or the waiver provisions, or (x) release the Guarantor or modify the Guarantee.

Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, or to secure the Notes, or to add additional covenants of the Company, the Guarantor or any Subsidiary, or surrender rights and powers conferred on the Company, the Guarantor or any Subsidiary, issue Subsequent Notes, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, to make provisions with respect to the conversion right in the event of an occurrence pursuant to Article IV of the Indenture, or to make any change that does not adversely affect the rights of any Noteholder.

Subject to certain exceptions set forth in the Indenture, any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Noteholder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

15. Defaults and Remedies

Under the Indenture, Events of Default include (1) default for 30 days in payment of interest or additional interest when due on the Notes; (2) default in payment of principal of or premium, if any, on the Notes at Stated Maturity, upon required repurchase or upon optional redemption, upon declaration or otherwise; (3) the failure for 15 days to issue and deliver Common Shares upon the due exercise of the conversion right in the Notes by a Holder thereof to convert such Notes into Common Shares;  (4) the failure by the Company or the Guarantor to comply for 60 days after written notice with its other agreements contained in the Indenture or under the Notes (other than those referred to in (1), (2) or (3) above); (5) the failure of the Company, the Guarantor or any Subsidiary (a) to pay the principal of any Indebtedness or of any other material amounts under any other agreement on the scheduled or original date due, (b) to pay interest on any Indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such Indebtedness, the effect of which is to cause such Indebtedness to become due prior to its stated maturity, provided that an event described in clause (a), (b) or (c) above shall not constitute an Event of Default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to Indebtedness in an amount exceeding U.S.$50,000,000;  (6) certain events of bankruptcy, insolvency or reorganization of the Company, the Guarantor, a Designated Obligor or any Material Subsidiary (the “bankruptcy events”); or (7) one or more judgments or decrees shall have been entered against the Company, the Guarantor or a Material Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of (x) in the case of the Company, U.S.$50,000 or more, and (y) in the case of the Guarantor or a Material Subsidiary, U.S.$50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.  However, a default under clause (4) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company or the Guarantor, as the case may be, of the default and the Company or the Guarantor, as the case may be, does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default other than a bankruptcy event occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes by written notice to the Company to be due and payable immediately.  If an Event of Default in connection with a bankruptcy event occurs and is continuing, the principal amount of the Notes, the premium, if any, and all accrued and unpaid interest shall be immediately due and payable without any action or other act on the part of the Trustee or the Holders.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17. Calculations in Respect of Notes

The Guarantor will be responsible for making all calculations called for under Article XII of the Indenture.  These calculations include, without limitation, determinations of the Sales Prices for the Common Shares and the Conversion Rate of the Notes.  Any calculations made in good faith will be conclusive and binding on Holders of the Notes, absent manifest error.  The Guarantor will be required to deliver to each of the Trustee and the Conversion Agent a schedule of its calculations and each of the Trustee and the Conversion Agent will be entitled to rely upon the accuracy of such calculations without independent verification.  The Trustee will forward the Guarantor’s calculations to any Holder of the Notes upon the request of such Holder.

18. No Recourse Against Others

An incorporator, director, officer, employee, affiliate or stockholder, of each of the Company, or the Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company under the Notes, the Indenture or the Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Noteholder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

19. No Petition

By its acquisition of this Note, each Holder hereof agrees that neither it nor the Trustee on its behalf may commence, or join with any other person in the commencement of, a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding with respect to the Company under any applicable insolvency laws until one year and one date after the Notes and all other Indebtedness of the Company ranking equal with or junior to the Notes in right of payment, including all interest and premium thereon, if any, are paid in full.

20. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

21. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

22. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture.  Requests may be made to:

Bunge Limited Finance Corp.
11720 Borman Drive
St. Louis, Missouri 63146
Attention: Francis X. Marchiony, Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                   agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is two years after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

☐	1	acquired for the undersigned’s own account, without transfer; or

☐	2	transferred to the Company; or

☐	3	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

☐	4	transferred pursuant to an effective registration statement under the Securities Act; or

☐	5	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

☐	6

transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.7 of the Indenture); or

☐	7	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Trustee or the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian